Grove House, 27 Hammersmith Grove, London W6 ONE Tel: +44 (0) 20 8576 5800 I Fax +44 (0) 20 7610 5301 winton.com

17 November 2017

Dear Client,

We write to you regarding the investment advisory agreement, investment management agreement or other similar agreement entered into between you and Winton Capital Management Limited (“Winton”), as amended, restated or supplemented from time to time, (the “Agreement”), which sets out the basis on which Winton provides investment advisory services to you.

The annex attached to this letter (the “Annex”) sets out certain amendments to the Agreement that are appropriate to reflect required regulatory changes under MiFID II, which will take effect in 2018. The Annex also includes amendments to the Agreement relating to data protection.

The terms of the Annex supplement and, where applicable, amend or supersede the existing terms of the Agreement with effect from 3 January 2018. To the extent there is any inconsistency between the terms of the Annex and the terms of the Agreement, the terms of the Annex shall override the terms of the Agreement solely with respect to that inconsistency.

Unless otherwise defined, terms used in this letter and the Annex shall have the meaning given to them in the Agreement. This letter and the Annex are each subject to the same governing law and terms regarding jurisdiction as are set out in the Agreement.

Please read and consider the terms of this letter and the attached Annex and, where appropriate, consult with relevant legal and other advisors. We request that you provide a signed copy of the acknowledgement and consent below to legal@winton.com by no later than 31 December 2017. In the event we do not receive a signed acknowledgement by 3 January 2018 and Winton continues to provide the investment advisory services to you after that date your consent will be deemed to have been given.

If, in the meantime you wish to discuss any aspect of the matters set out in this letter and the Annex, please don’t hesitate to contact your usual Investment Solutions representative at Winton who would be happy to assist you.

Yours sincerely,

 Winton Capital Management Limited

EXECUTION COPY

Client Acknowledgement

By signing this acknowledgement, the Client hereby acknowledges and accepts the terms contained in the Annex, except as otherwise modified by this acknowledgement, and expressly consents to:

(a)            the Investment Adviser’s order execution policy, which is appended to the Annex and may be amended from time to time; and

(b)            the execution outside of a Trading Venue of the Client’s orders relating to Investments

The following modifications shall be made to the Annex:

(a)
The definition of “Broker” in Section 1 of the Annex shall be as follows:  “Broker” means a broker, dealer, futures commission merchant, clearing broker or other entity selected by the Investment Adviser and approved by the Manager to provide execution services (for the avoidance of doubt, this definition is not intended to supersede Section 4(a) of the Agreement).”

(b)	The definition of “Client” in Section 1 of the Annex shall be as follows: “Client’ means ML Winton FuturesAccess LLC.”

(c)
The definition of “Investment” in Section 1 of the Annex shall be as follows: ”Investment’ means exchange traded futures and forwards, currency forwards traded over the counter, derivatives linked to securities indices (including swaps and equity index futures) and other related instruments that the Investment Adviser may trade pursuant to the Investment Strategy and subject to the Investment Restrictions.”

(d)	The definition of “Management Entity” in Section 1 of the Annex shall be as follows: “Management Entity’ means Merrill Lynch Alternative Investments LLC.”

(e)	The following shall be added as the final sentence of Section 5.1 of the Annex: “For the avoidance of doubt, this provision amends Section 10(a)(v) of the Agreement.”

(f)	The following shall be added as the final sentence of Section 6.1 of the Annex. “For the avoidance of doubt, this provision is In addition to and does not supersede Section 27(a) of the Agreement.”

By signing this acknowledgement, the Client, the Management Entity, the Investment Adviser and and WNTN FuturesAccess Ltd agree to the amendment of the Agreement by the applicable terms contained in the Annex, except as otherwise modified by this acknowledgement.

ML WINTON FUTURESACCESSTM LLC

By:	Merrill Alternative Investments, LLC, Manager

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Authorized signatory
Date: February 1, 2018

WNTN FUTURESACCESSTM LTD.

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Director

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Authorized signatory
Date: February 1, 2018

WINTON CAPITAL MANAGEMENT LIMITED

By:	/s/ Brigid Rentoul
Name: Brigid Rentoul
Title: Director
Date: January 2, 2018

Annex

1.	Interpretation

“Agreement” means the investment advisory agreement, investment management agreement or other similar agreement between Client and Investment Adviser as supplemented by this Annex and otherwise amended or supplemented from time to time;

“Broker” means a broker, dealer, futures commission merchant, clearing broker or other entity selected by the Investment Adviser to provide execution services;

“Client” means each entity, other than Winton, which is a party to the Agreement and which Winton has determined it will treat as a client for FCA classification purposes (or, where an entity which is a party to the Agreement is acting as agent on behalf of a principal who is receiving investment advisory services from Winton, such principal);

“Execution Factors” has the meaning given to it in the FCA Rules;

“FCA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance (or documents having equivalent standing and effect) from time to time promulgated by the FCA;

“Investment” means exchange traded futures and forwards, currency forwards traded over the counter, equity securities (including common stocks, depositary receipts and exchange traded funds), derivatives linked to such securities (including swaps and equity index futures) and other related instruments that the Investment Adviser may trade pursuant to the Investment Strategy and subject to the Investment Restrictions;

“Investment Adviser” means Winton Capital Management Limited;

“Investment Restrictions” means the investment restrictions and limits set out in the Agreement as may be amended from time to time;

“Investment Strategy” means the investment strategy described in the Agreement as may be amended from time to time;

“Limit Order” means an order to buy or sell a financial instrument at its specified price limit or better and for a specified size;

“Management Entity” means any party to the Agreement other than Winton or the Client;

“Personal Data” means any information relating to an identified or identifiable natural person as those terms are defined in and interpreted in accordance with any applicable laws implementing the European Data Protection Directive 95/46/EC including the United Kingdom Data Protection Act 1998 or any laws which replace, repeal or supersede such laws, including but not limited to the General Data Protection Regulation (EU) 2016/67;

“Portfolio” means the Investments, cash and other assets of the Client that are subject to the investment discretion of the Investment Adviser pursuant to the Agreement; and

“Trading Venue” has the meaning given to it in the FCA Rules.

1.1	Unless otherwise defined, terms used in this Annex shall have the meaning given to them in the Agreement.

1.2
References to statutory provisions, regulations, notices, guides or the FCA Rules shall include those provisions, regulations, notices, guides or FCA Rules as amended, extended, consolidated, substituted, re-issued or re-enacted from time to time.

1.3	References to Clauses are to clauses of this Annex and headings are inserted for convenience only and shall not affect the construction of this Annex.

2.	Regulatory Status

2.1	The Investment Adviser is authorised and regulated by the Financial Conduct Authority. The FCA’s address is 25 The North Colonnade, Canary Wharf, London, E14 5HS.

2.2	The Investment Adviser has categorised the Client as a professional client (as defined in the FCA Rules) and the Investment Adviser will provide its services under the Agreement on that basis.

2.3
The Client has the right to request the Investment Adviser to categorise it as a retail client (as defined in the FCA Rules) either generally or in specific circumstances. However, it is the Investment Adviser’s policy not to agree to such requests.

3.	Communications

3.1
Except as otherwise specified in the Agreement, the Client and the Investment Adviser may communicate by letter, email or any other form of communication agreed by the Investment Adviser. All communications shall be in English.

3.2	The Client may communicate with the Investment Adviser using the following contact details:

To the Investment Adviser:
Winton Capital Management Limited
Grove House
27 Hammersmith Grove
London W6 0NE
United Kingdom
Attention: Investor Services
Email: investorservices@winton.com

4.	Duties of the Investment Adviser

4.1
Under the FCA Rules the Investment Adviser is required to establish an appropriate method of evaluation and comparison, based on the investment objective and approach set out in the Investment Advisory Agreement and the types of Investments included in the Portfolio, so as to enable the Client to assess the Investment Adviser’s performance. The Investment Adviser shall periodically provide performance information relating to the Portfolio during the term of the Investment Advisory Agreement. As the investment objectives set out in the Investment Advisory Agreement do not reference outperformance of a specified benchmark and the Portfolio will include a broad range of financial instruments, the Client may wish to consider the Barclay Hedge Fund Index as an appropriate reference index to evaluate the Investment Adviser’s performance. The Barclays Hedge Fund Index is a measure of the average return of all hedge funds in the Barclay database. Further information is available here:
https://www.barclayhedge.com/research/indices/ghs/HedgeFundIndex.html.

5.	Execution of Orders and Transactions

5.1
The parties agree that, when executing transactions in Investments on behalf of the Client, or placing orders relating to Investments on behalf of the Client with Brokers for execution by those Brokers, the Investment Adviser shall owe to the Client a duty to take all sufficient steps to obtain the best possible result for the Client, taking into account the Execution Factors that are relevant to the execution or placing of that order under the terms of the Investment Adviser’s order execution policy, which is attached to this Annex at Appendix A.

5.2
The Investment Adviser will summarise and make public on its website on an annual basis for each class of financial instrument in which it executes orders for, or on behalf of, the Client, the following information:

(A)	the top five execution venues in terms of trading volumes where it executed client orders in the preceding year; and

(B)	the quality of execution obtained.

5.3
The Investment Adviser shall, upon reasonable request from the Client, provide to the Client details of the Brokers to which orders are transmitted or Execution Venues where orders are placed for execution.

5.4
To the extent that the Investment Adviser places a Limit Order for the sale or purchase of equities on behalf of the Client with a Broker for execution by that Broker, the Client hereby expressly instructs the Investment Adviser not to make public (and to use reasonable endeavours to procure that the Broker does not make public) the details of that Limit Order unless the Investment Adviser considers, in its absolute discretion, that it is appropriate for such details to be made public (which shall, without limitation, be deemed to include where the relevant Broker makes the relevant details of that Limit Order public in circumstances where the Investment Adviser has given the Broker the discretion to do so).

6.	Reporting

6.1
In accordance with the FCA Rules the Investment Adviser shall provide the Client with a periodic statement (or shall procure that such a statement is provided to the Client by another person) on the Portfolio. Each periodic statement will include a fair and balanced review of the activities undertaken by the Investment Adviser and of the performance of the Portfolio during the reporting period.

6.2
Furthermore, the Investment Adviser will notify the Client where the overall value of the Portfolio, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%, by the end of the business day in which the threshold is exceeded. Where the threshold is exceeded on a non-business day, the Investment Adviser will notify the Client by the end of the next business day.

7.	Inducements

7.1
Under the FCA Rules, in the course of providing portfolio management services to the Client, the Investment Adviser is prohibited from accepting and retaining any fees, commission or monetary benefits, or accepting any non-monetary benefits (other than acceptable minor non-monetary benefits and research permitted under Clause 7.3), where these are paid or provided by any third party or a person acting on their behalf.

7.2
The Investment Adviser may accept and retain fees, commission or non-monetary benefits which are paid or provided to the Investment Adviser by a person acting on behalf of the Client, provided that person is aware that such payments have been made on the Client’s behalf and the amount and frequency of the payment is agreed between the Client and the Investment Adviser and not determined by a third party.

7.3	In the course of providing services to the Client the Investment Adviser may, to the extent permitted by the FCA Rules, accept certain minor non-monetary benefits including without limitation:

(A)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service; and

(B)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event specified at Clause 7.3(A).

7.4	In the case of each benefit specified under Clause 7.3, the Investment Adviser hereby confirms its view that the minor non-monetary benefit is:

(A)	capable of enhancing the quality of the service provided by the Investment Adviser to the Client;

(B)	of a scale and nature that it could not be judged to impair the Investment Adviser’s compliance with its duty to act honestly, fairly and professionally in the best interests of the Client; and

(C)	reasonable, proportionate and of a scale that is unlikely to influence the Investment Adviser’s behaviour in any way that is detrimental to the interests of the Client.

8.	Research

8.1	The Investment Adviser does not use research (as defined in the FCA Rules) received from third parties in connection with the provision of its services to the Client.

8.2	In the event research (as defined in the FCA Rules) is received by the Investment Adviser it will pay for such research directly from its own resources.

9.	Conflicts of Interest

9.1
The Investment Adviser has in place a conflicts of interest policy, which is appended to this Annex at Appendix B, which specifies the procedures that it follows and the measures that it has adopted to identify, prevent or manage conflicts in a way that ensures fair treatment for the Client.

9.2	Further information on the Investment Adviser’s conflicts of interest policy is available on request.

9.3
The Investment Adviser hereby notifies the Client that, in certain circumstances, the organisational and administrative arrangements established by the Investment Adviser to prevent or manage a particular conflict may not be sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of clients will be prevented. The Client acknowledges the contents of the of the conflicts of interest policy and in particular (a) the specific description of the conflicts of interest that arise or could arise in the provision of the Investment Adviser’s services and (b) the description of the risks to clients that arise as a result as the conflicts of interest and the steps undertaken to mitigate these risks to enable the Investment Adviser’s clients to take an informed decision with respect to its services in the context of which the conflicts of interest arise.

10.	Recording of Telephone Calls and Electronic Communications

10.1
The Investment Adviser hereby notifies the Client that telephone and electronic communications and conversations between the Investment Adviser and the Client that result or may result in activities in financial instruments (as more particularly provided under the FCA Rules) will be recorded.

10.2	Records kept by the Investment Adviser in accordance with Clause 10.1 will be kept for a period of 5 years (or up to 7 years upon request from the FCA) and will be provided to the Client upon request.

11.	Complaints

11.1	The Investment Adviser has in operation a complaints management policy in accordance with the FCA Rules for the effective consideration and proper handling of complaints from clients. The Investment Adviser’s complaints management policy is available on request.

11.2	Any complaints should be referred to the Chief Compliance Officer of the Investment Adviser.

11.3
The Client, as a professional client, has no right of complaint to the Financial Ombudsman Service in respect of any act or omission of the Investment Adviser which is or is alleged to be in breach of the FCA Rules.

12.	Compensation

12.1
FCA-regulated business conducted by the Investment Adviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Client is an “eligible claimant” (as defined in the FCA Rules). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Compensation under the FSCS is subject to maximum limits.

13.	Position Limits

13.1
In the event the Client has appointed multiple investment managers, investment advisers and/or sub-advisers to manage its assets, it acknowledges that it may be required to aggregate investments advised by such other investment managers, investment advisers and/or sub-advisers with Investments in the Portfolio for the purposes of certain regulatory and exchange-imposed position limits to which the Client may be subject. The Client acknowledges and agrees that it shall be solely responsible for compliance with any such position limits.

14.	Data Protection

14.1
Personal Data of the Client’s and any Management Entity’s employees, officers, directors, trustees, partners and other related or affiliated persons may come into Winton’s possession in connection with this Agreement or otherwise in the course of such parties’ relationship with Winton. Winton will process such Personal Data in accordance with its privacy notice (as amended from time to time), the current version of which is published at www.winton.com. The Client and any Management Entity each warrant that disclosure of such Personal Data to Winton will only be made in compliance with applicable law and regulation.

Appendix A

 Best Execution Policy

1.	General Policy Statements

•
Winton’s execution methodologies target a low participation rate. Based on Winton’s statistical research and empirical evidence, such behavior is expected to achieve fill prices which outperform less passive benchmarks over the long term.

•	Trade execution is algorithmically automated where appropriate to provide consistency with the broader principles of scientific investing and robust risk control.

•	Target positions are updated at least once per day with the ambition of completing all rebalancing trades the same day.

•	Daily trade and position caps are set as appropriate, and periodically reviewed, to control order size, liquidity consumption and concentration.

•
To seek to ensure Winton consistently obtains best execution, orders may be routed to a number of different venues or counterparties. The preferred venue or counterparty for a given order is a function of execution risk, operational and technical integration, liquidity, price, speed and any other factor determined by the order characteristics.

•
Winton may execute orders outside of a trading venue, directly with a counterparty; this will often be the case for Over the Counter (“OTC”) FX and cash fixed income securities. Execution of orders outside of a trading venue will carry additional counterparty risk.

•
Winton exercises discretion in determining the factors required to achieve the firm’s execution objectives and provide clients with optimal market access. Factors considered include speed, price, size, cost, likelihood of execution (“LOE”) and likelihood of settlement (“LOS”).

•
Winton does not have any close links or affiliations with executing brokers and does not participate in certain practices which could otherwise cause a conflict of interest or unduly influence execution selection, such as payment for order flow, “soft dollar” arrangements or new security listings; and Winton’s execution team is not rewarded through incentive-based arrangements (i.e. benchmark outperformance incentives).

•	Winton does not engage in cross trading, defined as the intentional purchase and sale of an instrument between two accounts managed/controlled by Winton.

•
Winton’s Execution team will monitor the effectiveness of the execution arrangements and assess on a regular basis whether the execution venues, brokers and execution styles selected provide best execution. The quality of execution is subject to additional oversight from respective Strategy Managers.

•	The Execution team produce reports for the consideration of the Strategy Managers, Compliance and Risk which measures performance with respect to the execution objectives.

•
Winton’s Compliance department is responsible for keeping senior management and the execution team informed about regulatory requirements to ensure all sufficient steps are taken to obtain best execution. The Compliance department is provided with access to sufficient data to conduct any additional monitoring to ensure adherence with this policy as part of the compliance monitoring program.

2.	Execution Factors and Style by Asset Class

The below table indicates the relative importance of the following execution factors; speed, price, size, cost, LOE and LOS. This is considered across asset classes and execution style.

Asset Class	Execution Style	Speed	Price	Size	Cost	L.O.E.	L.O.S.
Listed Derivatives	Algorithm - Passive	3	1	2	4	4	4
	Algorithm - Liquidity Seeking	3	2	1	4	4	4
	Direct Market Access	2	1	3	4	4	4
	Broker quote request	2	1	3	4	4	4
Equities	Algorithm - Passive	3	1	2	4	4	4
	Algorithm - Liquidity Seeking	3	2	1	4	4	4
	Algorithm -Settlement Price	3	1	2	4	4	4
FX - OTC	Algorithm - Passive	3	1	2	4	4	4
	Broker quote request	2	1	3	4	4	4
Fixed Income - OTC	Broker quote request	2	1	3	4	4	4

The following notes explain the rationale for how Winton determines its execution style and the relative importance it places on different execution factors.

•	Winton seeks to negotiate commission rates which are normalised across its executing brokers, where feasible; thus explicit costs are broadly uniform and therefore not a high priority factor.

•
The likelihood of execution and settlement across the financial instruments traded by Winton are very high and therefore rarely have a material influence on execution selection. These factors may be elevated if bilateral limits for OTC trades or general operational issues with brokers are viewed by Winton to potentially compromise the workflow.

•	Winton trades liquid securities and controls market impact in a number of ways including imposing trade caps, and orders are typically modest relative to daily volumes.

•
For orders which are larger relative to market activity, size is a more influential factor on routing decisions. In such cases liquidity-seeking algorithms may be used and partial fills are more common. Such behavior is most prevalent trading cash equities.

•
Electronic limit orders may be directed to the market through Winton’s broker’s exchange membership, by a member of the execution team if, for example, algorithmic execution is not available. Such workflow is most common for smaller futures markets and spread orders.

The execution venue will be the relevant derivatives exchange where the futures contract is listed (see List of Execution Venues below).

•
Orders may be executed by requesting quotes directly from brokers or responding to indications of interest. This is standard for OTC markets but may also be pursued where electronic execution is available but it is deemed appropriate to source block liquidity directly from brokers. Winton aims to acquire (at least two) competing quotes and/or use independent sources for price discovery, but sensitivity to speed is higher in these cases to maintain integrity of synchronicity and avoiding undesirable market (time) risk.

•	Execution may target certain prices or time points, for example in the case of benchmarking or hedge rebalancing transactions.

3.	Policy Scope

This document (the “Policy”) applies to Winton Capital Management Limited, Winton Fund Management Limited and Winton Capital US LLC (collectively “Winton”).

The Policy sets out Winton’s approach to taking all sufficient steps to obtain, when executing orders, the best possible result for its clients, taking into account price, costs, speed, likelihood of execution and settlement, size, nature or any other consideration relevant to the execution of the order. This applies whether Winton is executing orders on behalf of clients or placing orders with, or passing orders to, others for execution. The obligation to obtain the best possible result for clients is referred to as best execution.

The Policy is designed to meet Winton’s obligations as applicable under the Markets in Financial Instruments Directive II 2014/65/EU (“MiFID”), the Alternative Investment Fund Managers Directive and the Investment Advisers Act of 1940.

4.	Information on Winton’s Clients

Winton’s clients are Professional Clients (as defined under MiFID) and include institutional managed accounts, Alternative Investment Funds (AIFs), other private funds, Undertakings for Collective Investment in Transferable Securities (UCITS) and US 40 Act Registered Investment Companies.

Winton does not directly advise retail investors, although funds advised by Winton may, in turn, have investors who are retail investors.

Any specific execution instructions from clients, for example within their managed accounts, may prevent Winton from pursuing the steps herein which have been designed and implemented to obtain best execution.

5.	Broker selection

Winton has a process for the selection of brokers, with whom it executes client orders, and brokers, with whom it places client orders for execution.

The criteria to add a counterparty or broker to the approved list is generally based on a number of factors. These include: competitiveness of commission rates or spreads, an analysis of the broker’s execution algorithms, quality of service, breadth of market access, willingness to commit capital, creditworthiness, reputation and financial stability.

A current list of brokers used by Winton is included below.

6.	Material Changes to the Policy

If there is a material change to how Winton seeks to obtain best execution for its clients, Winton will update the Policy. This may be the case if there is material reliance placed on new execution venues or entities and/or there is a material change in execution strategy and relative importance placed on the best execution factors.

Current list of Executing Brokers

The approved broker list is correct as at the date of this Policy. Reference to a broker includes subsidiaries and affiliates of that broker.

Broker	Listed Derivatives	Equities	FX – OTC	Fixed Income
Bank of America Corp
Bank of Nova Scotia
Barclays Bank PLC
BNP Paribas SA
Credit Suisse Group AG
Deutsche Bank AG
Goldman Sachs Group Inc.
HSBC Holdings PLC
JP Morgan Chase & Co
Morgan Stanley
Natixis SA
Nomura Holdings Inc.
Societe Generale SA
UBS Group AG
Total	5	5	9	4

Execution Venues

Electronic limit orders may be directed to the market through Winton’s broker’s exchange memberships on the following venues:

Futures Exchanges	MIC
Burse Malaysia	XXLS
Chicago Board of Trade	XCBT
Chicago Mercantile Exchange	XCME
Commodities Exchange Center	XCEC
Eurex Exchange	XEUR
Euronext Amsterdam	XAMS
Euronext Paris Matif	XMAT
European Energy Exchange AG	XEEE
Hong Kong Futures Exchange	XHKF
ICE Futures Canada	IFCA
ICE Futures Europe – Agricultural Products Division	IFLX
ICE Futures Europe – Equity Products Division	IFLO
ICE Futures Europe – Financial Products Division	IFLL
ICE Futures Europe – Oil and Refined Products Division	IFEN
ICE Markets Agriculture	IMAG
ICE Markets Equity	IMEQ
ICE Markets Foreign Exchange	IMFX
Borsa Italiana	XDMI
Johannesburg Stock Exchange	XISE
Korea Exchange	XKRX
Korea Exchange (Futures Market)	XKFE
London Metal Exchange	XLME
Minneapolis Grain Exchange	XMGE
Montreal Exchange	XMOD
NASDAQ OMX Nordic	XSTO
New York Mercantile Exchange	XNYM
NYSE Euronext Liffe	XLIF
Osaka Stock Exchange	XOSE
Singapore Exchange	XSES
Sydney Futures Exchange	XSFE

The following multi-lateral trading facilities may be used with respect to OTC FX and cash fixed income securities:

•	Bloomberg
•	MarketAxess
•	FXall

This information is correct as at the date of this Policy.

Appendix B

 Conflicts of Interest Policy

Introduction

As a global investment management and data technology company, Winton Group Limited and its subsidiaries (collectively “Winton”) periodically face actual and potential conflicts of interest. This Conflicts of Interest Policy documents Winton’s approach to conflicts of interest1.

Winton’s principal activity is the provision of investment management services to a range of Winton titled funds and managed accounts using a quantitative investment system. Winton does not engage in market making, sell or receive investment research, enter into ‘soft dollar’ or commission sharing arrangements, have or use an affiliated broker, engage in corporate finance activities, hold client money or assets, or engage in proprietary trading (note Winton may engage in own account trading to test new strategies or markets in Winton’s unregulated holding company, and foreign exchange hedging for commercial (non-investment) purposes). Accordingly, Winton does not have the potential conflicts of interest that arise from such services and activities.

Definition of a Conflict of Interest

A conflict of interest may broadly be defined as a person or entity having two or more interests that are inconsistent and may give rise to a material risk of damage to the interests of a client. Conflicts of interest may arise between:

•	The firm, including employees, non-executive directors or any person linked to the firm by control, and a client[2]; or

•	A client and another client.

Policy Statements

1.1.	Winton takes all reasonable steps to prevent conflicts of interest and has in place appropriate arrangements for when they cannot be prevented, as described below.

1.2.	Winton takes all reasonable steps to identify conflicts of interest that arise or may arise in the course of providing its services to clients.

1.3.	Winton maintains and regularly updates a record of the kinds of service or activity it carries out through which a conflict of interest has arisen or may arise.

1 Subject to local laws applicable in the jurisdictions where the subsidiaries are located – see regional office Compliance policies.

2 Where the definition of client also includes Winton titled funds such as Winton’s Alternative Investment Funds (“AIFs”) and their investors as required under the Alternative Investment Fund Managers Directive.

1.4.
Winton maintains and operates effective organisational and administrative arrangements that are designed to manage potential conflicts and to prevent material risk of damage to the interests of its clients. These include: an appropriate corporate governance structure; senior management oversight, management information and reporting; internal controls; independent Compliance and Risk functions; an Internal Audit function; and various firm-wide policies, including a Code of Ethics.

1.5.
If arrangements made by Winton to manage conflicts are not sufficient to ensure with reasonable confidence that material risk of damage to the interests of a client will be prevented, Winton will disclose the conflict of interest to the client before undertaking business for that client.

1.6.	Winton provides training to its employees on firm and personal conflicts annually.

1.7.	Winton employees are required to report any firm conflict or perceived firm conflict of interest to Compliance.

1.8.	Prior to engaging in any outside business interests that may give rise to a potential or actual conflict of interest, Winton employees must obtain approval from Compliance.

1.9.	Winton employees are required to report to Compliance personal conflicts or potential personal conflicts, including but not limited to:

-	Outside business interests;

-	Giving and accepting gifts and entertainment (as per WGL Gifts and Entertainment Policy);

-	Political contributions (as per WGL Political Contributions Policy);

-	Personal investments (as per WGL Personal Investment Policy); and

-	A family member that controls or is employed by a broker/dealer, bank, investment adviser, pension plan or Winton client.

Potential Material Conflicts of Interest

Material potential conflicts relevant to Winton have been identified and are presented below, together with the measures in place to manage them. Such potential conflicts fall into two broad categories: those inherent in the provision of investment management services and those personal to Winton employees.

Other potential conflicts may exist in relation to certain aspects of Winton’s business that are deemed to be less material in nature, which Winton believes are appropriately managed, and accordingly are not reflected below.

Conflicts inherent in the provision of investment management services
Asset Raising: Winton raises assets for its Winton titled funds and investment programs. The performance of some investment strategies can deteriorate as they are applied to more assets. Winton might raise more assets than that congruent with optimal performance for a particular strategy.

Winton’s Investment Risk Management Policy requires that Winton’s investment system takes most of its risk in the world’s major futures markets and “large cap” exchange-traded stocks, and that Winton closely monitors available liquidity and regularly reviews its strategies and limits.

Winton maintains three sources of track record data: CFTC composites; Administrator data (in respect of Winton sponsored funds); and an internal database, which are then made available to clients and investors via various reports.

Winton’s CFTC composite track record is produced and reconciled by a third party US CPA firm, based on information provided by brokers, administrators and Winton.

Allocation of Limited Resources: Winton has access to only a limited number of positions in certain futures markets due to speculative position limits, internal position limits and/or restricted liquidity. Winton might favour one client over another when allocating limited resources.

The Investment Risk Management Policy recognises the potential for limited resources to be shared among clients and states that clients shall be treated in line with the Allocation Policy.

The Allocation Policy is intended to achieve fair allocation for Winton’s clients.

The tracking of accounts following the same investment strategy is subject to independent review by Winton’s Middle Office team.

Winton discloses its CFTC composite track record, which is produced and reconciled by a third-party US CPA firm, based on information provided by brokers, administrators and Winton.

Allocation of Trades: Winton typically receives multiple fills at different prices in the execution of a single order. Winton might favour one client over another when allocating the fills.
An Allocation Policy is in place that is intended to achieve the fair allocation of trades.

The fair allocation of trades is subject to independent review by Compliance periodically.

The tracking of accounts following the same investment strategy is subject to independent review by Winton’s Middle Office team.

Winton discloses its CFTC composite track record, which is produced and reconciled by a third-party US CPA firm, based on information provided by brokers, administrators and Winton.

Execution of Trades: Winton decides how and when to execute orders for its different investment programs and accounts. Winton might favour one account over another when executing orders.
Winton’s Best Execution Policy governs how Winton achieves best execution for its clients.

Winton’s execution team will monitor the effectiveness of the arrangements under the Best Execution Policy and assess on a regular basis whether the execution venues, brokers and execution styles selected provide best execution. The Compliance department is provided with access to sufficient data to conduct any additional monitoring to ensure adherence to the Best Execution policy as part of the compliance monitoring program.

The tracking of accounts following the same investment strategy is subject to independent review by Winton’s Middle Office team.

Winton discloses its CFTC composite track record, which is produced and reconciled by a third-party US CPA firm, based on information provided by brokers, administrators and Winton.

Trade Errors: Winton occasionally makes trade errors in the normal course of executing specific trading instructions. Winton might categorise a trade error such that it is not contractually obliged to  compensate its clients for the error.

An Error Policy is in place that governs the treatment and reporting of trade errors, which requires that all material trade errors are reported to the affected Winton titled funds’ boards and managed account clients.

All trade errors are recorded in a log, which is subject to independent review by Compliance periodically.

All material trade errors are discussed by the Risk Committee or a sub-set thereof to determine Winton obligations and appropriate course of action.

Implementation of Research: Winton determines which research is implemented in which investment vehicles. Winton might favour one investment vehicle over another when implementing research.
Winton’s Investment Board decides which research is implemented in which investment vehicles.

The tracking of accounts following the same investment strategy is subject to independent review by Winton’s Middle Office team.

Winton discloses its CFTC composite track record, which is produced and reconciled by a third-party US CPA firm, based on information provided by brokers, administrators and Winton.

Proprietary Investments: Winton Group enters into transactions for the purpose of testing new investment strategies, instruments or markets. Winton Group subsidiaries also invest their own money into newly launched Winton titled funds, client funds or SPVs. Winton might favour those accounts in which it has an interest over its other clients when executing trades, allocating positions, allocating fills, or allocating investment ideas.

An Allocation Policy is in place that is intended to achieve the fair allocation of aggregated orders and limited resources

The fair allocation of trades is subject to independent review by Compliance periodically.

Winton’s Investment Board decides which research is implemented in which investment vehicles.

Winton is treated in the same manner as other investors in a Winton titled fund or client fund.

The tracking of accounts following the same investment strategy is subject to independent review by Winton’s Middle Office team.

Winton’s Best Execution Policy governs how Winton achieves best execution for its clients.

Evidence to support best execution is subject to independent review by Compliance periodically.

Allocation of Fees and Expenses: Winton incurs costs on behalf of the Winton titled funds. Winton might allocate excessive expenses to the Winton titled funds to reduce its costs.
The allocation of fees and expenses are set out in each Winton titled fund’s prospectus.

The internal approval of fund expenses follows a written procedure, which are then passed to the Winton titled fund administrator for processing.

The Winton titled funds’ Total Expense Ratio is reconciled monthly and reported to the independent Winton titled funds’ boards quarterly.

Winton’s fees are calculated as set out in the prospectus of the relevant fund by the fund administrator.

Valuation: The Alternative Investment Fund Manager is responsible for the valuation of all assets and the calculation of the net asset value per share (“NAV”), for the Winton titled AIFs. Winton might inflate the value of the AIF to increase its performance fee.

An external valuer and administrator have been appointed for each of the Winton titled AIFs.

A WFM Valuation Policy is in place that governs the valuation of the Winton titled AIFs’ assets and NAV.

Winton’s Investment Risk Management Policy requires that Winton’s investment system takes most of its risk in the world’s major futures markets and “large cap” exchange-traded stocks, and as such Winton’s investment programs are not expected to hold hard to value assets.

Annual financial statements for each of the Winton titled funds are prepared and are subject to external audit.

Remuneration: Winton employees may incentivise employees through its remuneration procedures to take imprudent risks, or to favour individual or firm interests to the detriment of clients.
A Remuneration Policy is in place that governs remuneration for executive directors, Code Staff and Identified Staff. The policy is designed to create a strong, performance–oriented environment without creating any incentive or reward for imprudent risk taking or any incentive to favour individual or firm interests to the detriment of clients.

Remuneration is not linked directly to quantitative commercial criteria and instead takes into account appropriate qualitative criteria. No individual should be in a position to decide his or her own remuneration.

Side Letters: Winton may enter into separate agreements (“Side Letters”) with certain Winton titled fund investors. Winton might give preferential terms to one or more investors.
Winton does not offer variable terms on fees, liquidity, or portfolio transparency through its Winton titled fund side letters.

Side letters are only executed with approval from Winton’s Legal team.

Side letter terms for Winton titled AIFs are disclosed in the funds’ prospectuses.

Cross Investment in Winton titled Funds: The investment strategy for certain Winton titled funds may include the ability for those funds to invest in other funds that are managed or advised by Winton (“cross-investment”). Cross-investment might result in Winton putting the interests of the target Winton titled funds ahead of the interests of the Winton titled fund for which it is making the investment decision. For example, Winton might use cross investment to seed funds to avoid using Winton’s own capital, or to increase assets under management for newly established funds to support their external marketing efforts. Cross-investment might also result in Winton receiving duplicate fees, and/or Winton titled funds being granted preferential liquidity terms in the target funds.

Winton’s Investment Board determines and monitors which Winton titled funds are suitable for investment from other Winton titled funds by considering, for example; whether they offer diversification benefits to the relevant investment strategy and whether an investment in a standalone fund offers advantages versus duplicating the trading and operating model in other investment programs to generate the underlying signals directly.

Winton’s Investment Board also determines and monitors which Winton titled funds will participate in cross-investment opportunities and the level at which they will participate, considering, for example; their investment objectives, risk profile, any regulatory or other constraints and whether the size of the Winton titled fund is sufficient to achieve the anticipated operational benefits and scalability. The relevant prospectus will disclose whether the Winton titled fund can participate in cross-investment opportunities.

Cross-investments are generally made into share classes in respect of which no management or performance fees will be charged. Cross-investments are made into share classes that offer the same liquidity terms as other investors to avoid preferential liquidity rights disadvantaging other investors in the target funds.

Conflicts personal to Winton employees
Gifts and Entertainment: Winton employees give gifts and entertainment to third parties. Winton employees might give a gift or entertainment to create an obligation on the recipient. Winton employees also receive gifts and entertainment. Winton employees might act in an inappropriate or unethical manner following the receipt of a gift or entertainment.

A Gifts and Entertainment Policy requires all gifts and entertainment above a certain threshold to be approved by Compliance and logged in a register.

Senior employees and employees in client facing roles receive bi-annual Global Anti-Bribery and Corruption Training.

All employees are required to attest that they have complied with the Gifts and Entertainment Policy every six months.

Management information on Gifts and Entertainment is provided to the Risk Committee on a periodic basis.

Management information on dealing commissions is provided to management on a periodic basis.

Winton’s execution is governed by Winton’s Best Execution Policy, which requires that execution brokers are assessed regularly against various criteria, and is subject to Compliance monitoring.

A Vendor Management Policy is in place that governs Winton’s appointment of and interactions with vendors.

Employee Personal Investments: Winton employees undertake personal account investments and might front run Winton’s orders or engage in other unethical behaviours.
As a quantitative investment manager the scope for employees to gain an advantage over Winton and its clients is limited.

All employees are required to comply with Winton’s Personal Investment Policy, which includes a 90-day holding period.

All employees are required to attest every six months that they have complied with the Personal Investment Policy.

Procedures are in place for any dealings in the shares of the Winton Group and any of the Winton titled Funds.

Compliance monitors employees’ personal investments and provides management information to the Winton Group board and the Risk Committee periodically.

Nepotism and Personal Relationships: Winton has employees who have personal relationships with other employees or Directors. Employees with a personal relationship might be favoured over other employees that are better qualified to perform a role.

All personal relationships between employees and Directors are required to be disclosed to Compliance and are recorded by Compliance in a disclosure register.

The performance of those employees that have personal relationships with other Winton employees or Directors is not typically assessed by the employee or Director with whom they have the relationship. Exceptions may be made at the Managing Director level, where most employees will also hold an FCA controlled function that requires the individual to meet certain standards of conduct.

Promotions are considered and approved by Winton’s Executive Committee.

Winton Directors’ and Employees’ Outside Interests: Winton employees and directors engage in financial, business, charitable, and other activities outside their Winton role. Winton employees and directors might direct opportunities to such external parties on non-arm’s length terms.

Employees’ outside business interests must be disclosed to, and approved by, Compliance on joining Winton and prior to undertaking any new activities.

Employees are required to provide an annual disclosure to Compliance reporting any potential personal conflicts.